Exhibit 10.7

Dated this        day of          2022.

HIP SHING HONG (AGENCY) LIMITED

and

HWS SPA HOLDINGS LIMITED

TENANCY AGREEMENT

in respect of

30/F.,

Gravity,

No.29 Hing Yip Street,

Kwun Tong,

Kowloon.

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PARTICULARS

(Subject to terms and conditions of the Agreement)

COLUMN 1	COLUMN 2

Date of Agreement

Landlord	Hip Shing Hong (Agency) Limited, the authorized Agent for Hip Shing Hong Development Company Limited whose respective registered offices are all situated at 23rd Floor, Hip Shing Hong Centre, No.55 Des Voeux Road Central, Central, Hong Kong. Tel : 2521-2246

Tenant

HWS SPA HOLDINGS LIMITED whose registered office is situated at Unit 10, 2/F., Yick Tai Industrial Building, 650-652 Castle Peak Road, Lai Chi Kok, Kowloon, Hong Kong.

Tel : 6206-2950

Contact Person : Liam Wong

Premises	All that 30/F.,Gravity, No. 29 Hing Yip Street, Kwun Tong, Kowloon that are for the purpose of identification only shown coloured pink on the plan annexed hereto.

Term	Four years from 26th October 2022 to 25th October 2026 (both days inclusive).

Rent-free Period	From 26th October 2022 to 25th December 2022, From 26th October 2023 to 25th November 2023 and From 26th September 2024 to 25th October 2024, but not free of management fee and rates.

Tenancy Commencement Date	26th October 2022

Rent	(i) HONG KONG DOLLARS ONE HUNDRED AND EIGHT THOUSAND TWO HONORED AND NINETY ONLY (HK$108,290.00) per month from 26/10/2022 to 25/10/2024;

(ii) HONG KONG DOLLARS ONE HUNDRED TWELVE THOUSAND SEVEN HUNDRED TEN ONLY (HK$112,710.00) per month from 26/10/2024 to 25/10/2025; and

(iii) HONG KONG DOLLARS ONE HUNDRED SEVENTEEN THOUSAND ONE HUNDRED THIRTY ONLY (HK$117,130.00) per month from 26/10/2025 to 25/10/2026. All exclusive of rates and management fee

Rates	HK$15,150.00 per quarter payable quarterly in advance to the Landlord and is subject to adjustment by the Government of the HKSAR.

Management fee

HK$16,752.00 (Hong Kong Dollars SIXTEEN THOUSAND SEVEN HUNDRED FIFTY-TWO Only) per month payable in advance to the Landlord and is subject to change from time to time by the Landlord according to clause 3(a) hereof.

Rent Payment Days	1st day of each and every calendar month

Security Deposits	Total deposit of HK$555,728.00 comprises of:- HK$468,520.00 being rental deposit; HK$67,008.00 being management fee deposit; and HK$20,200.00 being rates deposit.

Permitted Use

As-industrial use in connection with the Tenant’s lawful business under the trade name of “HWS SPA HOLDINGS LIMITED”, the trade name shall only be used after it has been approved by the Landlord in writing and the Landlord did not give any warranty that the Premises will be fitted for the intended purpose.

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Parties	THIS AGREEMENT is made on the date stated as the Date of Agreement in the Particulars BETWEEN (1) the Landlord and (2) the Tenant

WHEREBY IT IS AGREED as follows :-

1. In this Agreement the following expressions have the following meanings :-

(a)	expressions in Column 1 of the preceding table hereof have the meanings assigned to them by Column 2 thereof;
(b)	the Landlord includes its successors in title.

Premises Landlord not liable for the interior of the Premises Term	2. The Landlord shall let and the Tenant shall take the Premises and agrees to take over (if any) all existing fixtures and fittings {“the said Fixtures and Fittings”) on an as-is basis ALL THAT the Premises for the Term from the Commencement Date paying therefor during the Term the Rent, rates, and management fee payable in advance on the Rent Days free of all deductions whatsoever the first payment to be made on the execution hereof. The Landlord shall not be liable to the Tenant in respect of the said Fixtures and Fittings and gives no warranty whatsoever as to the state and conditions and whether they comply with the requirements of the relevant governmental or other competent authorities, and/or any statutory provisions and the Tenant shall have no claim whatsoever in respect thereof against the Landlord. Together with the use in common with the Landlord and all others having the like right of the entrances, staircases, landings, passages and lavatories (if any) in the Building in so far as the same are necessary for the proper use and enjoyment of the Premises And Together with the use in common as aforesaid of the lifts (if any) whenever the same shall be operating for such term YIELDING AND PAYING therefor throughout such rent, rates and management fee in such manner more particularly described and set out in the Particulars in the preceding table.

Tenant’s covenants	3. The Tenant to the intent that the obligations hereunder shall continue throughout the said term of tenancy hereby agrees with the Landlord as follows:-

To pay rent & management fee	(a)	To pay the said rent and management fee on the days and in manner hereinbefore provided for Provided Always that if at any time during the term of tenancy hereby created the management fee is increased the Landlord shall be entitled to serve a notice in writing upon the Tenant informing the Tenant of the increase and such increased management fee shall be payable in lieu of the management fee provided for herein. When any notice of increase shall be sent by Landlord or Management Agent to the Tenant, the Landlord’s or Management Agent’s assessment of the increase shall be final and conclusive.

To protect the curtain wall	(b)	(i)	To pay specific attention not to damage in any way, whether by way of decoration works or otherwise, the curtain wall of the Premises, and to indemnify the Landlord for any such damage, if any.

To pay for the damaged windows		(ii)	To reimburse to the Landlord the cost of replacing all broken and damaged windows, window panes where applicable whether the same be broken or damaged by the negligence of the Tenant.

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No wall paper coverings		(iii)	Not to decorate the Premises with any wall-paper or other wall coverings unless the Landlord has given prior approval in writing which will be given only if the Tenant has procured a written undertaking so as to ensure that the Tenant will remove the wall paper or wall coverings on the expiry of the Tenancy or its early determination and to make good the wall according to the First Schedule.

To upkeep the interior of Premises	(c)		To keep all the interior of the Premises including the flooring and interior plaster or other finishes or rendering to walls, floors and ceilings and the shop front external grilles or shutters to the Premises and the Landlord’s fixture and fittings therein and all additions (whether of the Landlord or the Tenant) including (without limitation and wherever the same shall be installed in or upon the Premises) all drains, pipes and wiring (including the pipes and wiring leading from the water and electricity meters serving the Premises whether concealed or not), doors, windows, lavatories, water apparatus, electrical, and gas installations, main cable box and wirings light fittings and fire fighting apparatus and suspended ceilings, raised flooring, air-conditioning plant and duct, fan coils units, exhaust ducts, scrubber and carbon filters, grease traps and painting, paper and decoration thereof in good, clean tenantable substantial and proper repair and condition and properly preserved and painted and so to maintain and repair the same at the expense of the Tenant and to deliver up the same to the Landlord at the expiration or sooner determination of the term in like condition.

To be responsible for the damage caused to person or property	(d)		To be wholly responsible for any damage or injury caused to any person whomsoever or property whatsoever directly or indirectly through the defective or damaged condition of any part of the interior of the Premises (inherent structural defects excepted) or of the Landlord’s fixtures and fittings and to make good the same by payment or otherwise and to indemnify the Landlord against all costs, claims, demands, actions, liabilities and legal proceedings whatsoever made upon the Landlord by any person in respect thereof;

To pay for the defective fan coils	(e)		To reimburse to the Landlord the cost of repairing or replacing any air-conditioning fan-coil unit or other part of the air-conditioning apparatus or installation within the Premises which is damaged or rendered defective.

To keep proper repair of the drains pipes cables etc	(f)		Insofar as the same may not be part of the interior of the Premises to keep in good clean substantial and proper repair and condition all drains, soil and other pipes, cables, wires, ducts, mains and apparatus associated therewith and any equipment and fittings ancillary thereto which belong to or form part of or solely serve the Premises.

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Not to alter or add electrical & wiring etc	(g)	Not to make or permit to be made any alterations in or additions to the Premises or to the electrical and communications wiring and other installations or other Landlord’s fixtures and fittings or to install any plant equipment, apparatus or machinery therein (other than usual retail shop equipment) without having first obtained the written licence and consent of the Landlord therefor (such approval not to be unreasonably withheld) or cut, maim, drill into or injure or suffer to be cut, maimed, drilled into or injured any doors, windows, walls, structural members or other fabric thereof nor any of the plumbing or sanitary apparatus of installation included therein.

To pay Rates & other charges	(h)	To pay and discharge all rates, taxes, assessment duties, charges, impositions and outgoings of an annual or recurring nature now or hereafter to be assessed, imposed or charged by the Government of Hong Kong or other lawful authority upon the Premises or upon the owner or occupier thereof (Government Rent and Property Tax only excepted).

To pay water & utility charges from tenant’s own meters	(i)	To pay and discharge all charges for gas, water and electricity consumed in the Premises which are operated from the meters under Landlord’ name (Tenant is responsible to apply for its own meters).

To pay deposits	(j)	To pay to the Landlord on the execution of this Agreement the sums specified in the Particulars in the preceding table as such deposit as described therein for securing the due performance and observance of the terms and conditions herein contained and on the part of the Tenant to be performed and observed. Such deposit shall remain deposited with the Landlord throughout the currency of this Agreement free of any interest to the Tenant with the right for the Landlord (without prejudice to any other right or remedy hereunder) to deduct therefrom the amount of any rent rates and other charges payable hereunder and any costs expenses loss or damages sustained by the Landlord as the result of any non-observance or non-performance by the Tenant of any of the said agreements, stipulations, obligations or conditions. In the event of any deduction being made by the Landlord from either of the said deposits in accordance herewith during the currency of this Agreement the Tenant shall forthwith on demand by the Landlord make a further deposit equal to the amount so deducted and failure by the Tenant so to do shall entitle the Landlord forthwith to re-enter upon the Premises and to determine this Agreement as hereinbefore provided in which event the said deposit shall be absolutely forfeited to the Landlord by way of liquidated damages (and not as penalty).

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To fit out the Premises	(k)	(i)	To fit out the Premises at the Tenant’s expense in accordance with such plans and specifications as shall have been first submitted to and approved in writing by the Landlord according to the Vetting Procedure as are hereinafter defined in a good and proper workmanlike fashion and in all respects in a style and manner appropriate to first class premises and so to maintain the same throughout the said term in good repair and condition. The Tenant shall be responsible for paying the reasonable vetting fee of the Landlord’s Management Agent and shall observe and comply with the Fit-out Kit issued to the Tenant by the Management Agent in the execution of fitting out works. As security for the due observance and compliance by the Tenant and its agent servants and/or contractors of the Building Rules and Regulations and the said Fit-out Kit in the fitting out of the Premises the Tenant shall place a fitting out deposit with the Landlord’s Management Agent in the amount stipulated by such Management Agent before commencing to fit out the Premises. The fitting out deposit shall be returned after the Premises shall have been fitted out in accordance with the approved plans without interest to the Tenant subject to any deduction therefrom necessary to make good any damage loss or injury to the Building or suffered by the Landlord or its Management Agent as a result of any breach by the Tenant of the Building Regulations in fitting out the Premises. Any fitting out of the Premises adjoining a common area shall be of a style nature and standard as shall be advised by the Landlord and the work shall be carried out at the cost of the Tenant. The Tenant will not cause or permit to be made any variation to the approved fitting out plans and specifications or to the interior design or layout of the Premises without the previous approval in writing of the Landlord (such approval not to be unreasonably withheld) and in the event of such approval being requested it shall be a condition precedent to the granting thereof that the Tenant shall pay to the Landlord any fees and/or costs reasonably incurred by the Landlord in obtaining the approval of its Management Agent and/or architect and/or specialist consultants.

		(ii)	The Tenant shall employ, at his own expenses, only the Landlord nominated consultants or contractors for the purpose of design appraisal, carrying out, installing and maintaining all such works associated with the connection of all electrical and mechanical engineering works and arrangements including but not confined to sprinkler system, security system, plumbing and drainage system and the air-conditioning system and all their ducting and controls unit from the Premises to the relevant main systems in the Building.

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(iii)	In carrying out any approved work hereunder, the Tenant shall cause his servants agents contractors and workmen to cooperate fully with the Landlord and with other tenants or contractors carrying out any work in the Building. The Tenant shall obey and cause his servants agents contractors and workmen to obey and comply with all instructions and directions which may be given by the Landlord its servants agents or other authorised representatives in connection with the carrying out of such work.

(iv)	Prior to the carrying out of the aforesaid approved works, the Tenant shall take out adequate insurance policy with a reputable insurance firm against any loss injury or damage to any person or property whatsoever caused through or by any act default or neglect of the Tenant or its servants as a result of the carrying out of such approved works. The insurance policy shall also be endorsed to show the Landlord as registered owner of the Premises and as the co-beneficiary with the manager under the policy.

Not to install or alter Landlord’s fixtures	(1)	Not without the previous written consent of the Landlord to make, permit or suffer to be made any alterations in or additions to the electrical wiring installation, lighting fixtures or other Landlord’s fixtures in the Premises or to install in the Premises any appliance or machinery which requires special wiring or outlets additional to or of greater load capacity than those provided by the Landlord or which consumes electricity not metered through the Tenant’s separate meter (such consent not to be unreasonably withheld) and in particular but without prejudice to the generality of the foregoing, not to install or use any appliance or combination of appliance which may cause overloading of the said electric wiring installations and to indemnify the Landlord against any costs, expenses, loss or damage of whatsoever nature caused as result of a breach of this clause. Provided always that all fees and expenses reasonably incurred by the Landlord in connection with the giving of such consent shall be borne by the Tenant and if the Landlord so requires the Tenant shall at the expiration or sooner determination of this tenancy reinstate at the Tenant’s own cost and expense the said electrical installation and/or wiring in the Premises to the same condition as at the commencement of the term. The Tenant shall as a pre-requisite for the obtaining of such consent deposit with the Landlord a sum to be determined by the Landlord sufficient to cover the costs to reinstate the electrical wiring and/or installation in the Premises and if the electrical wiring and/or installations in the Premises are properly reinstated, then such deposit shall within thirty days after the expiration or sooner determination of this tenancy be refunded to the Tenant without interest. Provided further that in carrying out any of the work to the electrical installation and/or wiring duly approved by the Landlord as aforesaid the Tenant shall use only a contractor approved by the Landlord in writing for the purpose.

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Not to install air conditioners	(m)	Not without the previous written consent of the Landlord to install any air-conditioning unit or plant in the Premises or any part thereof. In the event of such consent having been obtained from the Landlord, such air-conditioning unit or equipment so approved shall be installed at the air conditioning aperture or the window frames of the Premises as designated by the Landlord and the Tenant shall at the expiration or sooner determination of this tenancy remove such air conditioning unit or equipment and reinstate the said aperture or the said window and window frames at the sole expense of the Tenant. The Tenant shall as a pre-requisite for obtaining such consent from the Landlord deposit with the Landlord a sum to be determined by the Landlord sufficient to cover the costs to reinstate the said aperture or window and window frames and if the said aperture or window and window frames are properly reinstated, then such deposit shall within thirty days after the expiration or sooner determination of this tenancy be refunded to the Tenant without interest. Provided further that the Tenant shall at all times and in any such case be liable for any damage caused to Premises by the installation operation or removal of such air conditioning unit or equipment.

To allow Landlord to enter and view	(n)	To permit the Landlord and all persons authorized by the Landlord with or without workmen or others at all reasonable times by reasonable advance notice in writing (except in case of emergency) to enter and view the state of repair of the Premises, to take inventories of the Landlord’s fixtures and fittings therein, to carry out any works or repairs which are required to be done and to show the Premises to prospective purchasers and during the last two months of the said term to show the Premises to prospective tenants.

To carry out works upon request	(o)	On receipt of any notice from the Landlord or his authorized representatives specifying any works or repairs which are required to be done and which are the responsibility of the Tenant hereunder forthwith to put in hand and execute the same with all possible dispatch and without any delay.

To inform Landlord of outbreak of fire	(p)	To give prompt notice to the Landlord of any damage that may be suffered to the Premises and/or the Building of any outbreak of fire or any accident to or defects in the water and gas pipes (if any) electrical and air-conditioning wiring or fittings, fixtures or other services or facilities within the Premises and/or the Building;

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To inform Landlord any dispute between management Co.	(q)	To keep the Landlord fully informed of all dispute between the Tenant and the Management Body and/or any third party over any matter in respect of the Premises or the common parts of the Building and to produce to the Landlord copies of all correspondence between the Tenant and the Management Body and/or such third party (as the case may be) and to provide such information and particulars as required by the Landlord in relation thereto.

Not to cut or maim or injure	(r)	(i)	Not without the prior written consent of the Landlord to erect, install or alter any fixtures, partitioning or other erection or installation in the Premises or any part thereof and not to cut maim or injure or permit or suffer to be cut maimed or injured any doors, windows, walls, beams, structural members or any part of the fabric of the Premises or any of the plumbing or sanitary apparatus or installations included therein.

Not to remove the raising flooring		(ii)	Not to remove the raising floor platform in the premises and indemnify the Landlord the cost of reinstating the raising floor in case tenant removes it without obtaining prior written approval from the Landlord. Tenant shall at its sole cost and expenses to appoint Landlord’s nominated contractor to carry out works beneath the raise floor platform.

To appoint Landlord’s nominated contractors	(s)	Not to appoint contractors other than those nominated by the Landlord to install remove or reposition the air conditioning fan coils, sprinkle heads and the raising floor within the Premises.

Not to cause nuisance	(t)	Not to do or permit or suffer to be done any act or thing which may be or become a nuisance or annoyance to the Landlord or to the tenants or occupiers of other premises in the Building or in any adjoining or neighbouring building.

Not to hold Landlord liable due to interruption of services for whatever causes	(u)

Not to hold the Landlord liable in any way to the Tenant or to any person whomsoever in respect of any injury damage or loss of business or other liability whatsoever which may be suffered by the Tenant or by any other person or any property howsoever caused and in particular, but without limitation, caused by or through or in any way owing to:-

(i)	any interruption of any of the services hereinbefore mentioned by reason of necessary repair or maintenance of any installations or apparatus or damage thereto or destruction thereof by fire, water, act of God or other cause beyond the Landlord’s control or by reason of mechanical electrical or other defect or breakdown or other inclement conditions or unavoidable shortage of fuel, materials, water or labour or any cause whatsoever beyond the Landlord’s control; or

(ii)	the act, neglect or default of the tenants and occupiers of any other parts of the Building and their employees, agents, licensees and invitees.

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Exclusion	(v)	Not to hold the Landlord liable in any way to the Tenant or to any person whomsoever in respect of any injury damage or loss of business whatsoever which may be suffered by the Tenant or by any other person or any property howsoever caused and in particular, but without limitation, caused by or through or in any way owing to:-

		(i)	any defect in the supply of electricity or from any surge, reduction, variation, interruption or termination in the supply of electrical power, or

		(ii)	any typhoon, landslide, subsidence of the ground, escape of fire, leakage of water or electric current from the water pipes or electric wiring cables or ducts situate in upon or in any way connected with the Building or any part thereof or dropping or falling of any article object or material whatsoever including cigarette ends, glass or tiles, the escape of water, fire or electricity or vibrations from any floor office or premises fonning part of the Building or in the neighborhood,

		(iii)	the defective or damaged condition of the Premises or the Landlord’s fixtures therein or any part thereof.

Not to breach the term	(w)	Not to do or permit or suffer to be done any act deed, matter or thing whatsoever which amounts to a breach of any of the terms and conditions under which the Premises is held from the Government or whereby any insurance on the Premises and/or the Building and/or the Escalators against loss or damage by fire and/or claims by third parties for the time being in force may be increased Provided That if as the result of any act deed matter or thing done permitted or suffered by the Tenant, the premium on any such policy of insurance shall be increased, the Landlord shall be entitled at his option either to terminate this Agreement or to continue the same upon payment by the Tenant of the increased premium and upon such other terms and conditions as the Landlord may, at his discretion, think fit to impose.

Not to store arms	(x)	Not to keep or store or permit or suffer to be kept or stored in the Premises any arms ammunition gun-powder saltpetre kerosene or other explosive or combustible or hazardous goods or dangerous goods within the meaning of the Dangerous Goods Ordinance and the regulations thereunder or any statutory modification or re-enactment thereof

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Not to gamble or illegal use of Premises	(y)	Not to use or permit or suffer the Premises to be used for gambling or for any illegal immoral or improper purposes or in any way so as to cause nuisance annoyance inconvenience or damage or danger to the Landlord or the tenants or occupiers of adjacent or neighbouring premises.

Not to display or affix device	(z)	Not to affix or display or permit or suffer to be affixed or displayed within or outside the Premises any signboard, sign decoration or other device whether illuminated or not which may be visible from outside the Premises without the written consent of the Landlord first having been obtained. Provided Always that the Tenant shall be entitled to have its name and business displayed in lettering and/or characters to a design and standard of workmanship approved by the Landlord on a signboard upon the front of the Premises. The Tenant shall not be entitled to change the business name without the previous written consent of the Landlord and without prejudice to the foregoing the Landlord may in connection with any application for consent under this Clause require the Tenant to produce such evidence as he may think fit to show that no breach of Clause 3(ak) has taken place or is about to take place. The Landlord shall have the right to remove at the cost and expense of the Tenant any signboard sign decoration illuminated signs flags posters or thing which shall be affixed put up or displayed in contravention of this Clause. If any such signboard or structure (whether authorized or not) exists, the Tenant shall have to ensure proper maintenance and repair, and shall effect and maintain insurance cover in respect of Third Party Liability for loss injury or damage to any person or property whatsoever in respect of such structure. The Tenant shall, at Landlord’s discretion, remove the signboard, sign decoration at Tenant’s sole costs and expenses at the expiration or sooner determination of the lease term.

Not to obstruct common area	(aa)	Not to encumber or obstruct or permit to be encumbered or obstructed with any boxes, packaging or other obstruction of any kind or nature any of the entrances, staircases, landings, passages, lifts (if any) lobbies or other parts of the Building in common use and not to leave rubbish or any other article or thing in any part of the Building not in the exclusive occupation of the Tenant.

To comply with building orders	(ab)	To obey and comply with and to carry out at Tenant’s sole cost and expenses all building orders, which shall have been issued by the Building Department or any government department at any time during the Term of tenancy demanding rectification works to be carried out in the premises. Should the Tenant fail to comply with such Building orders, then:- (i) the Tenant shall bear all responsibility and indemnify the Landlord for the penalties imposed on the Landlord as a result of Tenant’s breach of this clause and to further indemnify the Landlord against the breach of all ordinances, regulations, by-laws, rules and requirements of any governmental or other competent authority relating to the conduct and carrying on of the Tenant’s business or profession on the Premises or any other act, deed, matter or thing done, permitted, suffered or omitted therein or thereon by the Tenant or any employee, agent or licensee of the Tenant; & (ii) The Landlord may proceed to comply with the said orders and to charge the Tenant all the costs of the works and incidental expenses, which shall include Landlord’s administration fee of HK$3,000.00 or 10% of the total cost of the works whichever is higher.

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To comply with Deed of Mutual Covenants	(ac)	To obey observe and comply with and perform all the covenants terms and conditions in the Deed of Mutual Covenant (if it shall have been executed) relating to the Building so far as they relate to the Premises and to indemnify the Landlord against the breach non-observance or non-performance thereof.

Not to damage the Premises	(ad)	Not to damage injure or deface any part of the common parts of the building of which the Premises forms part (“the Building”) and to pay to or reimburse to the Landlord or indemnify and keep the Landlord fully indemnified for all the costs and expenses demanded by the incorporated owner or the manager of the Building (“the management Body”) or the costs for the works which the Management Body requires the Tenant and/or the Landlord to carry out to the common parts damaged by the Tenant or the Tenant’s Agents.

Acts of employees, invitees and licensees	(ae)	To be liable for any act default negligence or omission of any of the employees, servants, agents, licensees, invitees, visitors, guests, customers and/or contractors of the Tenant (collectively called “Tenant’s Agents”) as if it were the act default negligence or omission of the Tenant and to fully indemnify the Landlord against all cost claims demands expenses or liability to the landlord, the Management Body and/or any third party in connection therewith.

Landlord to carry out repair in the Premises	(af)	The Tenant agrees that the Landlord may, at any time and from time to time during the term of this Agreement, (but shall not be obliged to) carry out any repair or renovation works of any nature in or to any part of the Premises or the other part of the Building owned by the Landlord. The Tenant further agrees to allow the Landlord and its contractors access to the Premises at all reasonable times of the day upon reasonable notice to the Tenant for the purpose of carrying out any such works, and if the Tenant has put any thing or objects (“the Obstructing Objects”) which obstructs or will obstruct the carrying out of such works, the Tenant shall at its own costs and expenses remove the Obstructing Objects and if the Tenant fails to remove the Obstructing Objects, the Landlord shall have the right (but shall not be obliged to) to remove any or all the Obstructing Objects so that such works can be carried out and the cost for such removal shall be a debt due from the Tenant to the Landlord and that the Tenant shall not be entitled to claim any abatement of Rent or any compensation for any loss or damage or for any inconvenience caused to or suffered or sustained by the Tenant in connection with or arising out of any such works carried out by the Landlord or its contractors;

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Management company to carry out repair in common area	(ag)	The Tenant acknowledges that the Management Body may, at any time and from time to time during the term of this Agreement carry out any repair, maintenance or renovation works of any nature in or at any part of the common parts of the Building. The Tenant shall allow the Management Body and its contractors access to the Premises at all reasonable times of the day upon reasonable notice to the Tenant for the purpose of carrying out such works and if the Tenant has put any thing or objects (“the Obstructing Objects”) which obstructs or will obstruct the carrying out of such works, the Tenant shall at its own costs and expenses remove the Obstructing Objects and if the Tenant fails to remove the Obstructing Objects, the Landlord shall have the right (but shall not be obliged to) to remove any or all the Obstructing Objects so that such works can be carried out and the cost for such removal shall be a debt due from the Tenant to the Landlord and the Tenant shall not be entitled to claim any abatement of rent or any compensation for any loss or damage or for any inconvenience caused to or suffered or sustained by the Tenant in connection with or arising out of the removal or any such works carried out by the Management Body or its contractors Provided Further That the Tenant shall indemnify and keep the Landlord fully indemnified for all the costs and expenses demanded by the Management Body arising from the delay in such work caused or occasioned by the Tenant’s failure to remove the Obstructing Objects to any part or parts thereof.

To pay cleaning fee	(ah)	To pay to the Landlord on demand all costs incurred by the Landlord in cleansing, clearing, repairing or replacing any of the drains, pipes or sanitary or plumbing apparatus leaking choked or stopped up owing to the careless or improper use or neglect by the Tenant or any employee, agent or licensees of the Tenant.

To protect the Premises	(ai)	To take all reasonable precautions to protect the interior of the Premises against damage by storm or typhoon or the like and to employ pest control whenever necessary during the term of tenancy.

No subletting	(aj)	Not to assign, underlet, transfer or part with the possession of the Premises or any part thereof or any interest therein nor to enter into, permit or suffer any arrangement or transaction in any way whether by way of subletting lending sharing or other means whereby any person who is not a party to this Agreement shares or obtains the use occupation or possession of the Premises or any part thereof irrespective of whether any rental or other consideration is given for such use occupation or possession and in the event of any such transfer sub-letting sharing assignment or parting with the possession of the Premises (whether for monetary consideration or not) this Agreement shall absolutely determine and the Tenant shall forthwith vacate the Premises on notice to that effect from the Landlord. The Tenant shall assume all the liabilities for the act of unauthorized occupier(s), if any, and shall be responsible for all the losses and damages sustained or suffered by the Landlord resulting from the breach of this clause. Except as hereinbefore provided, the Tenancy shall be personal to the Tenant named in the Particulars to this Agreement and without in any way limiting the generality of the foregoing the following acts and events shall unless approved in writing by the Landlord be deemed to be breaches of this Clause:-

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		(i)	In the case of a tenant which is a partnership the taking in of one or more new partners whether on the death or retirement of an existing partner or otherwise.

		(ii)	In the case of a tenant who is an individual (including a sole surviving partner of a partnership tenant) the death insanity or disability of that individual, to the intent that no right to use possess occupy or enjoy the Premises or any part thereof shall vest in the executors administrators personal representatives next of kin trustee or committee of any such individual.

		(iii)	In the case of a tenant which is a corporation any take-over reconstruction amalgamation merger voluntary liquidation or change in the person or persons who owns or own a majority of its voting shares or who otherwise has or have effective control thereof.

		(iv)	The giving by the Tenant of a Power of Attorney or similar authority whereby the donee of the Power obtains the right to use possess occupy or enjoy the Premises or any part there

		(v)	The change of the Tenant’s business name without the previous written consent of the Landlord which consent will not be unreasonably withheld or delayed.

Usage of Premises	(ak)	To use the Premises and every part thereof wholly and exclusively for the Permitted Use as set out in the Particulars of the table at page 2 of this Agreement only and not for any other purpose.

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Responsible for Landlord’s loss and damages due to defective condition of the Premises	(al)	Without prejudice to the liability of the Tenant under any of the terms and conditions herein contained, to be responsible for all losses and damages sustained or suffered by the Landlord or any other person or persons or the property of the Landlord or such other person or persons as aforesaid and all damages which may be done to the Building directly or indirectly due to the defective condition or in any way connected with the use maintenance or repair by the Tenant of any advertising sign or poster or any other sign or thing whatsoever constructed erected installed and maintained by the Tenant under any provision hereof or otherwise, and further, the Tenant shall comply with all ordinances regulations and by-laws relating thereto, and the Tenant shall fully indemnify the Landlord against all claims proceedings actions costs expenses and demands whatsoever made upon the Landlord by any person or persons in respect of any damage or injury to persons or property in respect of any of the matters aforesaid.

To yield up	(am)	(i)	Quietly to yield up the Premises together with all Landlord’s fixtures, fittings and additions therein and thereto (including the raising floor platform in the Premises) at the expiration or sooner determination of this tenancy in good clean and tenantable bare-shell condition and to remove at the Tenant’s expense all exterior signage, all lettering and characters from all the doors, walls or windows of the Premises and to make good any damage caused by such removal Provided that in case there are any alterations or any fixtures or additions installed to the Premises which have been made or installed by the Tenant or its predecessor or any previous tenant or tenants of the Premises whether during the term hereof or at any time prior thereto upon or in the Premises with or without the Landlord’s written consent, the Landlord may at its own absolute discretion require the Tenant at Tenant’s own costs and expenses to remove and reinstate the Premises to the condition more particularly described and set out in the First Schedule hereto and to make good any damage thus caused to the Premises to the satisfaction of the Landlord before delivering up the Premises to the Landlord or alternatively, the Landlord may at its own absolute discretion require the Tenant leave behind all or any of the said alteration or any fixtures or additions (including but not limited to cable and wirings, electric meters, partitions, floor coverings, erections, decorations and alterations) which the Tenant is otherwise liable hereunder to remove but subject to this proviso, the Tenant shall remove, re instate restore and make good the Premises or any part thereof which the Landlord requires the Tenant to remove, re-instate, restore or made good and in the event of the Tenant failing to fully comply with this sub-clause, the Tenant shall on demand pay to the Landlord all the cost and expenses of such re-instatement restoration or making good, and upon delivery up of possession to surrender to the Landlord all keys giving access to all parts of the Premises held by the Tenant and the Tenant shall indemnify and keep the landlord fully indemnified for all the loss or liability resulting from the delay by the Tenant in delivering up possession of the Premises to the Landlord, including without limitation any claims made by any succeeding occupant or tenant caused or occasioned by such delay.

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To pay in lieu of to reinstate	(ii)	Provided that if the Landlord and the Tenant have at any time either before or after the expiration of the term of the tenancy agreed upon the estimated costs for reinstatement of the Premise, the Tenant shall pay such estimated costs either by way of deduction of the same from the deposit or by direct payment to the Landlord and the Tenant shall not be entitled to any refund of such estimated costs or any part thereof whether or not such reinstatement works or any part or parts thereof have actually been carried out.

To pay Mesne Profit To pay Landlord’s admin. fee	(iii)	Without prejudice to any other remedies available to the Landlord under this Agreement or under the general law, (1) to pay Mesne Profits in the sum equivalent to the rent hereby reserved or at the open market rent or at the amount of rent payable by the succeeding tenant of the Premises (whichever the higher), Government rates and Management fee to the Landlord for the period from the date of expiration of the tenancy created under this Agreement up to and inclusive of the date on which the Tenant has delivered up vacant possession of the Premises in full compliance with sub-clause (i) above, (including but not limited to the situation where the Tenant or its agent, servant, contractor or licensee stays in the Premises beyond the expiration date of the tenancy in order to finish the reinstatement/replacement works under sub-clause (i) above); and (2) to pay to the Landlord a sum of HK$3,000.00 or a sum equivalent to 10% of the total reinstatement cost, whichever is higher, as an administration fee in case Tenant fails to reinstate the Premises before expiration date of the Tenancy Agreement.

To pay interest on arrears	(an)	(i)

If the Tenant shall fail to pay the rents or any other sum due under this Agreement the Tenant shall pay the Landlord interest on the rents or such other sum at the yearly rate of 2% over the prime rate of Hang Seng Bank Limited from the date when it was due to the date on which it is actually paid as and for liquidated damages only but not as penalty (and such interest shall be deemed to be rent due to the Landlord).

		(ii)	Nothing in the preceding clause shall entitle the Tenant to withhold or delay any payment of the rents or any other sum due under this Agreement after the date upon which it falls due, or in any way prejudice affect or derogate from the rights of the Landlord in relation to the said non-payment, including (but without prejudice to the generality of the foregoing) the Landlord’s power of re-entry contained in the Agreement.

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To pay Landlord’s cost for chasing arrears of rent	(ao)	To pay to the Landlord on an indemnity basis all reasonable costs, fees, charges, disbursements and expenses (including but without prejudice to the generality of the foregoing those payable to Counsel, Solicitors and bailiffs) incurred by the Landlord in relation or incidental to the recovery or attempted recovery of arrears of rent or other sums due from the Tenant.

Tenant’s omission	(ap)	To be responsible for, and to keep the Landlord fully indemnified against, all damage, damages, losses, costs, expenses, actions, demands, proceedings, claims and liabilities made against or suffered or incurred by the Landlord arising directly or indirectly out of:-

(i)	any act omission or negligence of the Tenant or any persons at the Premises expressly or impliedly with the Tenant authority, or

(ii)	any breach or non-observance by the Tenant of the covenants, conditions or other provisions of this Agreement.

To employ cleaning contractor	(aq)

To employ for the cleaning of interior of the Premises only such cleaning contractors as nominated by the Landlord and to cause such cleaning services to be carried out only between the hours and days as shall have been approved by the Landlord or the Building Manager beforehand.

Not to deliver goods except in the hours specified	(ar)	Not to make delivery of goods for sale or display or furniture equipment fittings or bulky items in and out of the Building from Monday to Friday from 8:30 a.m. to 5:30 p.m. and for Saturday from 8:30 a.m. to 1:30 p.m. and through such service entrances and by such service lifts (if any) as shall be designated by the Landlord for this purpose from time to time and under no circumstances to use passenger lifts for goods delivery purposes at any time.

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To obey House Rule	(as)	To strictly observe and perform the Fitting Out Guides & House Rules (if any), which shall form part of this Agreement. The Tenant shall at all time during the term of tenancy observe and comply all the rules and conditions of the Fitting Out Guides & House Rules. The Building Manager may from time to time revise the rules and conditions as it deems fit. However, if any rules contradict the terms of this Agreement, the terms of this Agreement shall prevail.

To take out insurance policy	(at)	To effect and maintain, but without prejudice to its liability to indemnify the Landlord hereunder, during the currency of this Agreement insurance cover in respect of the following:-

(i)	Third Party :-
In respect of liability for loss injury or damage to any person or property whatsoever caused through or by any act default or neglect of the Tenant which might give rise to claim or neglect of the Tenant. The Policy of insurance shall be effected with a reputable insurance company approved by the Landlord and shall be endorsed to show the Landlord as owner of the Building and shall be in an amount of not less than HK$1,000,000.00 (Hong Kong Dollars One Million Only) or at a higher amount as the Landlord thinks fit and shall contain a clause to the effect that the insurance cover thereby affected and the terms and conditions thereof shall not be cancelled modified or restricted without the prior consent of the Landlord. The Tenant hereby further undertakes to produce to the Landlord such policy of insurance together with a receipt for the last payment of premium and a certificate from the insurance company that the policy is in all respects valid and subsisting;

(ii)	Windows Glass :
All windows and glass now or hereafter on or in the Premises for its full replacement value;

(iii)	Water Damage :-
Against damage to stock fixtures and fittings for the full insurable value thereof occurring in respect of the use or misuse of the fire sprinkler system installed within the Premises or the incursion of water therein;

(iv)	Tenant’s Fittings and Stock :-
The Tenant’s fittings stocks and equipment within the Premises against fire and extraneous perils for their full replacement value;

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Not to use as sleeping quarter	(au)	Not to use or permit or suffer the Premises or any part thereof to be used as sleeping quarters or as domestic premises within the meaning of the Landlord and Tenant (Consolidation) Ordinance Cap. 7 or other similar legislation for the time being in force nor to allow any person to remain in the Premises overnight without the Landlord’s prior permission in writing. Such permission shall be given at the full discretion of the Landlord and shall only be given to enable the Tenant to operate its business or to post watchmen to guard the contents of the Premises.

Not to change locks	(av)	Not without the previous written consent of the Landlord, to alter the existing locks, bolts and fittings on the entrance doors to the Premises, nor to install any additional locks, bolts or fittings thereon.

Not to move heavy machine	(aw)

Not to move any safe, heavy machinery, equipment or fixtures in and out of the Building or install or permit or suffer to be installed in the Premises any such safe, heavy, machinery, equipment or fixtures without first obtaining the Landlord’s written consent. The intention being that no weight shall be imposed on any part of the flooring in excess of 5kPa for which it was designed. The Landlord shall be entitled to prescribe the maximum weight and permitted location of such safe, heavy machinery, equipment or fixtures. The Tenant shall keep the Landlord indemnified against all damages sustained by any person or property and of any damages or moneys paid out by the Landlord in settlement of any claim or judgment as well as legal costs incurred in connection therewith and all costs incurred in repairing any damage to the Premises or the Building and its appurtenances resulting from movement of any safe, heavy machinery, equipment or fixtures.

To prevent pest or vermin	(ax)	To take all such steps and precautions to the satisfaction of the Landlord to prevent the Premises or any part thereof from becoming infested by termites, rats, mice, cockroaches or any other pest or vermin and for better observance of this provision the Landlord may require the Tenant to employ at the Tenant’s cost such pest extermination contractors as the Landlord may direct.

4.	The Landlord hereby agrees with the Tenant as follows:-

Landlord’s covenants	(a)	To pay the Government Rent and property tax payable in respect of the Premises.

To allow tenant’s quiet enjoyment	(b)

That the Tenant paying the rent hereby agreed to be paid on the days and in manner herein provided for payment of the same and rates and observing and performing the covenants agreements stipulations and conditions herein contained and on the Tenant’s part to be observed and performed shall peaceably hold and enjoy the Premises during the said term without any interruption by the Landlord or any person lawfully claiming under or in trust for the Landlord.

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Tenant defaults	5. IT IS HEREBY FURTHER EXPRESSLY AGREED AND DECLARED as follows :-

	(a)	If the rent hereby agreed to be paid or any part thereof shall be unpaid for fifteen (15) days after the same shall become payable (whether legally or formally demanded or not) or if the Tenant shall fail or neglect to observe or perform any covenants, agreements, stipulations or conditions herein contained and on the Tenant's part to be observed and performed then and in any such case it shall be lawful for the Landlord at any time thereafter to re-enter the Premises or any part thereof in the name of the whole whereupon this Agreement shall absolutely cease and determine and the Deposit paid hereunder shall be forfeited to the Landlord as and for liquidated damages and not as penalty but without prejudice to any right of action by the Landlord in respect of any outstanding breach or non-observance or non-performance of any of the covenants, agreements, stipulations and conditions herein contained and on the Tenant's part to be observed and performed. For the enforcement of this clause, the tenant agrees that the landlord may in its absolute discretion employ enforcement agents, such as security guards, locksmiths, technicians and persons with necessary skills to break open the premises and physically re-enter and repossess the premises. The tenant hereby declares that it will not claim for any damages or take any legal action against the Landlord and the above mentioned agents for such enforcement actions.

Re-entry by Landlord	(b)	A written notice served by the Landlord on the Tenant in manner hereinafter mentioned to the effect that the Landlord thereby exercises the power of re-entry herein contained shall be a full and sufficient exercise of such power without actual entry on the part of the Landlord.

No waiver	(c)	Acceptance of rent by the Landlord shall not be deemed to operate as a waiver by the Landlord of any right to proceed against the Tenant in respect of any breach non-observance or non-performance by the Tenant of any of the agreements, stipulations and conditions herein contained and on the Tenant's part to be observed and performed.

Payment's application	(d)	Notwithstanding any provision in this Agreement to the contrary, the Landlord shall be entitled to apportion and apply any payment from the Tenant towards any of the payment which the Tenant is liable to pay to the Landlord under this Agreement or under the general law.

Landlord shall not be responsible for any damages due to defective conditions of Premises	(e)	The Landlord shall not be under any liability to the Tenant or to any other person whosoever in respect of any loss or damage to person or property sustained by the Tenant or any such other person on account of the defective or damaged condition (whether inherent or not) of the designs of the building (including but not limited to the floor plan layout structure and building facilities), the Premises or the Landlord's fixtures therein or any part thereof or on account of shutting down/interruption of electricity, air-conditioning, gas or water supply or defective electronic/digital system, installation and devices due to whatever cause and in particular the Landlord shall not be responsible to the Tenant or any person or persons as aforesaid for any damage whatsoever caused by or through or in any way owing to typhoon or any other cause the overflow or leakage of water or escape of fumes smoke fire electric or the dropping of cigarette ends, broken pieces of glass or any other substance or thing from anywhere within the Building. The Tenant shall fully and effectually indemnify the Landlord from and against all claims and demands made against the Landlord by any person in respect of any loss including the loss of profit, damage or injury caused by or through or in any way owing to the neglect or default of the Tenant his servants, agents or licensees or to the defective or damaged condition of the interior of the Premises or any fixtures or fittings for the repair of which the Tenant is responsible hereunder and against all costs and expenses incurred by the Landlord in respect of any such claim or demand.

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Tenant's omission	(f)	For the purpose of these presents any act, default neglect or omission of any contractor, guest, visitor, servant, licensee, agent or customer of the Tenant shall be deemed to be the act, default, neglect or omission of the Tenant.

Distraint	(g)	For the purpose of distress for rent under Part III of the Landlord and Tenant (Consolidation) Ordinance (Chapter 7) of the Laws of Hong Kong and of these presents, the rent payable in respect of the Premises shall be and be deemed to be in arrears if not paid in advance at the time and in manner hereinbefore provided for payment thereof.

Landlord to affix ads	(h)	During the two months immediately preceding the expiration of the term hereby created, the Landlord shall be at liberty to affix and maintain without interference upon any external part of the Premises a notice stating that the Premises are to be let or for sale and such other information in connection therewith as the Landlord shall reasonably require which notice the Tenant shall not conceal or remove.

Service notice	(i)	Any notice required to be served hereunder shall, if to be served on the Tenant, be sufficiently served if addressed to the Tenant and sent by registered post to or delivered at the Premises or the Tenant's last known place of business or residence in Hong Kong and, if to be serve on the Landlord shall be sufficiently served if addressed to the Landlord and sent by registered post to or delivered at the Landlord's last place of business or residence in Hong Kong. A notice sent by post shall be deemed to have been given 48 hours after posting. Any notice sent by facsimile transmission shall be deemed to have been given at the time of dispatch to the last known facsimile number in Hong Kong of the Tenant, provided however that any notice to the Landlord shall only be effective upon actual receipt thereof by the Landlord.

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Tenant to pay increased rates	(j)	If for any reason whatsoever the rateable value of the Premises is increased to a figure in excess of the rateable value as at the date hereof or if the rates payable shall be increased then and in any such case the Tenant shall during the continuance of the term of this Agreement bear such increase in rates (in the event of such increase being by reason of any decorations alterations or other works or improvements carried out by the Tenant on the Premises) increase in property tax and the amount of such increase or increases shall form part of the rent and be recoverable accordingly.

Definition of breach of Agreement	(k)	Without prejudice to the generality and effect of Clause S(a) of this Agreement, if any of the following events or states of affairs should happen or occur, the Tenant is deemed to have committed a breach of condition of this Agreement

		i.	The Tenant becoming bankrupt;

		ii.	The Tenant, being a corporation, going into liquidation;
		iii.	The Tenant making any composition or arrangement with creditors;
		iv.	The Tenant suffering any execution to be levied on the Premises or otherwise on his goods;

		v.	The Tenant being otherwise insolvent; and

		vi.	The Tenant shall suspend business without the Landlord's prior consent, if the Premises are let for business or commercial purpose.

No warranty of user	(1)	The Landlord does not represent or warrant that the Permitted Use (as defined in the "Particulars") is lawful. Further, the Landlord does not represent or warrant that the Premises are suitable or can be used for the purpose for which the Tenant is permitted to use under this Agreement or the purpose for which the Tenant intends to use the same or for any purpose or at all. The Tenant shall satisfy itself and shall be deemed to have satisfied itself as to whether Permitted Use is lawful or not and that the Premises is suitable for Permitted Use. The Tenant accepts full risk in using the Premises for Permitted Use. The Tenant intends to use it and the Tenant hereby agrees that it will at its own expense apply for and maintain any requisite licence or licenses permit or permits from all Government or Public Authorities in respect of the carrying on of the Tenant's business therein and shall executed and comply with all Ordinance Regulations Orders Notices or Rules made by all competent Government or Public Authorities in connection with the conduct of the business to be carried on by the Tenant in the Premises AND the Tenant hereby further agrees to indemnify the Landlord in respect of any breach by the Tenant of this Clause. The Landlord shall not be responsible or liable to the Tenant for any damages or loss whatsoever and howsoever caused in respect of any of the matters mentioned in this clause. If, for whatever reason, the use of the Premises for Permitted Use is prohibited or allowed only subject to certain conditions by the relevant authorities, the Tenant will comply with any order, notice or request in relation thereto at its own cost without recourse to the Landlord.

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Tenant's belongings left behind	(m)	If after the Tenant has vacated the Premises at the expiration or sooner determination of the Term any effect or article of the Tenant remains in or on the Premises, and the Tenant fails to remove it within seven days after being requested by the Landlord so to do, or if after using its best endeavours the Landlord is unable to make such a request to the Tenant within fourteen days from the first attempt so made by the Landlord:-

		(i)	the Landlord may as the agent of the Tenant sell or otherwise dispose of such effect or article, provided that the Tenant will indemnify the Landlord against any liability incurred by the Landlord arising out of any such sale or disposition or to any third party whose effect or article shall have been sold by the Landlord in the bona fide mistaken belief (which shall be presumed unless the contrary be proved) that such effect or article belonged to the Tenant and that all costs and expenses of and incidental to any such sale or disposition shall be borne by the Tenant and be first deducted from the proceeds of sale or disposition,

		(ii)	if the Landlord having made reasonable efforts is unable to locate the Tenant the Landlord shall be entitled to retain the said proceeds of sale or disposition absolutely unless the Tenant shall claim the same within three months of the date upon which the Tenant vacated the Premises, and

		(iii)	the Tenant shall indemnify the Landlord against any damage occasioned to the Premises or the Building or any adjacent or neighbouring premises of the Landlord and any actions, claims, proceedings, costs, expenses and demands made against the Landlord caused by or related to the presence of the effect or article in or on the Premises.

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Breach of occupation permit	(n)	If the Tenant uses the Premises for any purpose in contravention of the provisions of the Government Lease or the occupation permit, the Landlord shall be entitled to determine this Agreement forthwith and the Tenant shall forthwith vacate the Premises upon notice in writing to that effect from the Landlord.

Landlord's right to repair or improve the Premises	(o)	Notwithstanding anything herein contained the Landlord reserves the right to repair, maintain, renovate, improve, extend, add to, alter or reduce the Building or otherwise change or close or re-design or re-align the common areas or any part thereof (including but not limited to entrances, passages, corridors, G/F lift lobby and staircases) any common facilities (including but not limited to lifts, escalators and toilets) of the Building from time to time or in any manner whatsoever alter or deal with the Building or any part thereof (including the right to alter the shop front, exit(s) and entrance(s) of the Premises) without being liable to the Tenant or any other person or party for any loss or damage arising therefrom, Provided Always that in exercising such right the Landlord shall endeavour to cause as little inconvenience to the Tenant as is practicable in the circumstances.

Condition of Premises not suitable for use	6. If the Premises or the Building or any part thereof shall at any time during the tenancy be destroyed or damaged or become inaccessible owing to fire water storm typhoon defective construction white ants earthquake subsidence of the ground or any calamity beyond the control of the Landlord and not attributable directly or indirectly to any act or default of the Tenant so as to render the Premises unfit for use or inaccessible or if at any time during the continuance of this Tenancy the Premises or the Building shall be condemned as a dangerous structure or a demolition order or closure order not attributable directly or indirectly due to any act or default of the Tenant shall become operative in respect of the Premises or the Building then the rent hereby reserved or a fair proportion thereof according to the nature and extent of the damage sustained or order made shall after the expiration of the then current month be suspended until the Premises or Building shall again be rendered accessible and fit for use Provided that should the Premises or the Building not have been reinstated in the meantime either the Landlord or the Tenant may at any time after three months from the occurrence of such damage or destruction or order given to the other of them notice in writing to determine this present tenancy and thereupon the same and everything herein contained shall cease and be void as from the date of the occurrence of such destruction or damage or order or of the Premises becoming inaccessible or unfit for use but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of the agreements stipulations terms and conditions herein contained or of the Landlord in respect of the rent payable hereunder prior to the coming into effect of the suspension, Provided that in any such event there shall not give rise to a duty under this Agreement to rebuild or reinstate the Premises on the Landlord. If this unfortunate event shall have happened or occurred, the Tenant shall have no right to claim for any damages including, inter alias, loss of profit, decoration expenses on the Premises and third party liabilities.

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Landlord’s right of change building name	7. The Landlord shall at any time and from time to time during the term hereby granted be entitled to change the name of the Building or any part or parts thereof and in respect thereof the Landlord shall not be liable in damages to the Tenant or be made a party to any other proceedings or for costs or expenses of whatsoever nature incurred by the Tenant as a result of such change.

No key money given	8. The Tenant hereby expressly declares that for the grant of the said term no key money or other consideration has been paid to the Landlord or to any person.

Refund of deposit	9.	(a)	Subject as hereinbefore provided the deposit paid shall be refunded to the Tenant by the Landlord without interest within 30 days (or a reasonable period of time in case there is dispute over reinstatement of premises and /or other claims) after the expiration or sooner determination of this Agreement and delivery of vacant possession to the Landlord and after full settlement of any outstanding claim by the Landlord against the Tenant for any arrears of rents rates and other charges and for any breach non-observance or non-performance of any of the agreements stipulations terms and conditions herein contained and on the part of the Tenant to be observed and performed. The Landlord shall be entitled to deduct from the deposit the amount of any loss, damages, costs or expenses, sums which the Tenant is liable to pay under this Agreement (including but not limited to estimated reinstatement expenses to incur by the Landlord and the Mesne Profit) by reason of any breach, non-observance or non-performance by the Tenant of any of the terms, covenants or conditions of this Agreement but without prejudice to the Landlord’s right of action against the Tenant for damages in excess thereof.

Dispute between tenant and management company		(b)	Notwithstanding any other provisions in this Agreement to the contrary, if there is any dispute between the Tenant and the Management Body or any other third party on the liability for the repair and reinstatement of the common parts or any accident happen at the Premises which is not fully settled at the expiration of the tenancy created under this Agreement, without prejudice to the Landlord’s other rights and remedies under this Agreement or under the general law, the Landlord shall be entitled to withhold the refund of the deposit (or the balance of the deposit after deduction which the Landlord is entitled to make therefrom under this Agreement) to the Tenant pending full and final settlement of the said dispute between the Tenant and the relevant part(ies).

Rent-free	10. The Tenant hereby expressly admits and acknowledges that he will take up vacant possession of the Premises on the date specified in the preceding table as rent-free period for fitting out the Premises during which period the Tenant shall observe and comply with all terms and conditions herein contained other than the stipulation for payment of rent.

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Judicial order Landlord to redevelop the Premises	11. In the event of any closure or prohibition order, injunction or other judicial order or decree or notice being served upon the Landlord or the Tenant prohibiting the Premises from being used for the purpose hereinbefore provided or in the event of the Landlord being desirous of redeveloping or refurbishment of the premises, then and in such event the Landlord may by 6 (six) months’ notice in writing served upon the Tenant terminate the term hereby granted and upon expiration of such notice, the tenancy hereby created shall cease and be deemed null void and of no further effect and the Tenant shall forthwith vacate and deliver up vacant possession of the Premises to the Landlord.

Landlord’ admin. fee On arrears of rental	12. In case the Tenant fails to pay up the monthly rental on the due day resulting in the issue of a reminder letter from the Landlord or its Agent, the Tenant shall be responsible to pay all the fees thus involved including but not limited to a sum of HK$500.00 payable to the Landlord being the handling fee for the additional work caused to the Landlord.

Entire agreement	13. This Agreement including the Schedule hereto constitutes the entire agreement between the parties hereto with respect to the tenancy of the Premises and contains all the agreements, representations, warranties and conditions between the parties in connection therewith and supersedes all previous agreements, understandings, representation, brochures, graphics or descriptions, negotiations and discussions, whether written or oral, of the parties in relation thereto (including without limitation any letter of offer and letter of acceptance, sales brochures/flyers, advertisements if any, which may have been issued and executed prior to this Agreement by the parties hereto, their employees or agents). For the avoidance of doubt, neither party may claim for damages arising out of previous representations. This Agreement shall not be amended or modified in any respect except as expressly provided for herein or by mutual agreement of the parties hereto in writing.

Landlord sell the Property	14.	(a)	If at any time during the term of the tenancy hereby created, the Landlord shall sell or otherwise assign the Premises to a new owner (“the New Owner”), the Landlord may at any time transfer to the New Owner the said deposit and any further deposits (subject to the Landlord’s right of deduction aforesaid) on the condition and provided that the Landlord shall obtain a covenant from the New Owner in favour of the Tenant that the New Owner shall hold the deposit in accordance with the terms and conditions of this Lease. Upon such transfer and on the condition hereinbefore provided, the Landlord (which in this context shall exclude its assigns) shall be released of its liability and obligation under this Agreement to refund the said deposit and any further deposits or any balance thereof to the Tenant. The Tenant shall claim for the refund of the said deposit and any further deposits or the balance thereof from the New Owner only.

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(b)	The Tenant further agrees with the Landlord to enter into a Novation Agreement made between tenant as Tenant of the first part, Landlord as Landlord of the second part and New Owner of the third part that the Landlord shall be released and discharged from all claims and demands whatsoever in respect of the Tenancy Agreement and that the New Owner shall accept the liability of the Tenancy Agreement in lieu of the liability of the Landlord and agree to be bound by the terms of the Tenancy Agreement in every way as if the New Owner were named in the Tenancy Agreement as a party thereto in place of the Landlord provided always the rights, obligations and liabilities of Tenant under the Tenancy Agreement shall remain unchanged.

Landlord’s right of adding ads on any part of the building	15. Notwithstanding anything hereinbefore contained to the contrary, it is hereby further agreed by the parties that the Landlord or its advertising agents shall be free at anytime, with reasonable prior written notice to the Tenant, to post advertisement in the form of signs, sticker, banner of whatever kind and nature and in whatever material on the whole or part or parts of the external face(s) of the Building. Tenant shall have no claims against the Landlord for any damages that the Tenant may suffer arising out from or as a consequence of Landlord’s act aforesaid.

Special condition	16. The Tenant hereby acknowledges that various sensors for detection of temperature and humidity, air quality or water leakage have been installed by the Landlord beneath the raising floor platform in the Premises. The Tenant hereby agrees not to damage or remove any of these sensors beneath the raising floor platform in the Premises. The Tenant agrees that the Management Body may during the term of this Agreement carry out any repair or maintenance of any nature to the sensors beneath the raising floor platform in the Premises. The Tenant shall allow the Management Body and its contractors at any time during office hours by reasonable advance notice in writing to enter into the Premises for the purpose of repair or maintenance of these sensors, except for emergency which the Management Body can enter the Premises at any time.

Handover record	17. The handover record of the premises on which tenant signs on the day of handing over shall form part of this Agreement.

Reinstatement	18. Notwithstanding anything herein contained to the contrary, it is expressly agreed that subject to the Landlord’s prior written approval of the design, the Tenant shall not be required to reinstate the Premises to bare-shell conditions upon expiration of the Tenancy Agreement and the Tenant shall deliver up the Premises to the Landlord in a good clean tenantable condition in accordance to the design plan approved in writing without any unauthorized works to the full satisfaction of the Landlord.

Conflict between terms and table in particulars	19. If there is any conflict between the contents of the Particulars, Schedules, or Annexure and those stipulated in the clauses of the Agreement, the contents of the clauses of the Agreement shall prevail.

Fee of this agreement	20. Each party shall pay its own cost of and incidental to the preparation of this agreement. The stamp duty on this Agreement and its counterpart shall be borne by the parties hereto in equal shares.

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Right of Third Parties
21. Any person or entity who is not a party to this Agreement (save and except the authorized agents of the Landlord) shall have no rights under the Contracts (Rights of Third Parties) Ordinance (Cap.623 of the Laws of Hong Kong) to enforce any terms of this Agreement.

Gender	22. Unless the context otherwise requires, words herein importing the masculine gender shall include the feminine gender and neuter gender and words herein in the singular shall include the plural and vice versa.

Marginal notes, headings and index	23. The marginal notes, headings and index are intended for guidance only and do not form part of this Agreement nor shall any of the provisions of this Agreement be construed or interpreted by reference thereto or in any way affected or limited thereby.

Governing law	24. This Agreement shall be construed in accordance with the laws of Hong Kong SAR and the parties hereto agree to submit themselves to the non-exclusive jurisdiction of the Hong Kong Courts.

AS WITNESS the hands of the parties hereto the day and year first above written.

THE FIRST SCHEDULE

SCOPE OF REINSTATEMENT WORKS

(A)	Tenants are required to reinstate the tenanted premises to bare shell condition at the expiration or sooner determination of the tenancy at their expense. Tenant undertakes to indemnify the Landlord for any damages and claims which may arise as the works are carried out. Tenant shall seek expert advice as and when necessary. Common reinstatement works to arrive bare shell condition shall generally include, but not limited to, the following:-

➢	Removal of all abandoned articles or furniture.
➢	Removal of illegal structure(s) not shown on the approved building plans.
➢	Removal of all additional fixtures or decorations such as carpets, floor coverings, wall papers, false ceiling, partitions, signage, etc.
➢	All partition wall, doors, windows, plumbing works, which had been added/removed/altered by tenant must be reinstated and made to function.
➢	All fire services installation systems, electric systems, air-conditioning systems, fan coil units, air-ducting, etc., which had been added/removed/altered by tenant must be reinstated and made to function by Landlord’s nominated contractor.
➢	Unless provided by the Landlord, all electric fixtures, lighting sockets conduits, wirings, cables, telephone wiring and sockets, except the main switched MCB Board, must be removed by qualified electrical contractor.
➢	All gas-fittings including gas-meter and gas-pipes must be removed by authorized gas contractor.
➢	All openings on the windows must be properly mended and sealed with glass pane by Landlord’s nominated contractor.
➢	All damaged or scratched curtain wall glass panels (curtain wall windows) must be replaced.
➢	All wall/ceiling must be touched up to plain and smooth rendering with two coats of emulsion paint (color to be determined by the Landlord) being applied.

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➢	All flooring, except tiled flooring in lavatory under approved building plans, must be touched up to plain and smooth with cement/sand screening surface.
➢	Follow Building Handbook guideline on noise, dust and smell mitigation.

(B)	The above reinstatement works are listed for reference only. The Landlord may request the tenants to reinstate the premises to a particular configuration as he reasonably thinks fit. Notwithstanding the above, tenants shall also pay particular attention to the following:-
➢	No structural damage will be caused to the premises.
➢	No electrical and mechanical installations or appliances provided by the Landlord shall be removed.
➢	No raising floor platform provided by the Landlord in the Premises shall be removed.
➢	Tenants shall employ a qualified contractor to carry out the reinstatement works in good workmanship standard as well as preliminary evaluation and dismantling works with care. Tenants shall consult the Landlord in case of doubt.
➢	No reinstatement work shall affect the proper operation of air-conditioning and fire sprinkler systems, if any.
➢	Buy sufficient insurance and naming Landlord as additional insured.
➢	Pre-reinstatement conference among Landlord, tenant and contractor a must.

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Vetting. Procedures

1.	Approval by the Landlord

Fitting-out proposals are to be approved by the Landlord. The Landlord, however, reserves the right to reject proposals and to stop all fitting-out works, which are not being properly executed on site. Any application for approval will have to be in writing.

Tenants are required to supply details of the following connections and the loading of each of the following services:

a.)	Main water supply (if any)
b.)	Drainage connections (if any)
c.)	Electricity supply
d.)	HVAC air ducting and chilled water piping connection and cooling/ heating load
e.)	Superimposed load for partitions and safes.

2.	Drawings I Details to be submitted to Landlord

2 copies of each of the following drawings:

a.)	Architectural Drawings showing all construction details, finishes and layout, where appropriate, graphic and signage.

b.)	Structural Drawings - these drawings together with structural calculations are required where high localized loads or heavy partitions / walls are involved. If submission to government is required, drawings / calculation sheet must be endorsed by a registered structural engineer.

c.)	Services Drawings/ details - these should include the design and installation of the various services, the connection to the Landlord’s mains and confirmations of approval from utilities companies, public authorities and insurers. The services drawings should include sprinkler head locations, electrical layout, plumbing and drainage and HVAC layout. These plans should be submitted to the Landlord at the earliest opportunity and the Tenants should note that no contractor will be allowed on site unless he has approved stamped drawings and a covering letter of approval from the Landlord.

d.)	Colored perspectives (applies to shop / Restaurant Tenants only). 2 sets on the shop front elevation and internal layout once accepted, the Tenant couldn’t change the color scheme unless with prior written approval by the Landlord.

3.	Approval by governmental authorities

In approving the Tenant’s office / shop fitting-out proposals, neither the Landlord accepts any responsibility that the proposal is suitable for the Tenants’ purpose nor does the Landlord imply that the Tenants’ proposals will be acceptable to the authorities. Tenants are therefore advised to make separate submission to the governmental authorities where appropriate.

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4.	Completion of Fitting-out Works

The Landlord shall issue a “Certificate of Satisfactory Completion” upon satisfactory completion of the fitting-out works and then the Tenant may open his shop or office for business.

Should the fitting-out of the unit differ fundamentally from the approved drawings or works carried out which are not to the satisfaction of the Landlord, the Landlord will serve written notice on the Tenant to have the matter rectified.

All requests for issue of the above certificate are to be sent to the Landlord.

5.	Before Commencing Fitting- out Works

All tenants are required to have the approved stamped drawings and a covering letter of approval from the Landlord.

Name, address and telephone number of the Tenant’s persons as listed below will also be required.

a.) Architect/ Designer/ Structural Engineer

b.) Contractor

c.) E & M consultant

6.	Fitting-out Area

Only limited to the area leased to the Tenant and the Tenant has to ensure his contractors not to trespass into common area or other tenanted area. Before carrying out the fitting out work to shop front or public partitioning (with prior approval from the Landlord), the Tenant shall erect hoarding to cover up the concerned portion for safety purpose.

7.	Vetting fee

To pay to the Building Manager such vetting fee as demanded upon submission of renovation plan for vetting.

8.	Reinstatement deposit

The Landlord reserves the rights to demand from tenant in a reasonable manner a reinstatement deposit in the amount sufficient to cover the cost of restoring the premises to its original state on the commencement of the Tenancy Agreement.

9.	Exemption

The Landlord shall not be under any liability to the Tenant in respect of the any loss or damages sustained by the Tenant on the account of the vetting process including but not limited to any delay in the approval of drawings and fitting out works for whatever reasons.

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Signed by:	)
)
for and on behalf of the Landlord in the presence of	) ) ) )

Signed by:	) )
/s/ TWINSEN FUNG	)
Name: TWINSEN FUNG Title: G.M. for and on behalf of the Tenant in the presence of:	) ) ) ) ) ) )

RECEIVED on the day and year first above

written of and from the Tenant the sum of

DOLLARS FIVE HUNDRED FIFTY FIVE THOUSAND

SEVEN HUNDRED TWENTY EIGHT ONLY Hong Kong

Currency being the aggregate of rental

deposit of HK$468,520.00; rates deposit of

HK$20,200.00; and management fee deposit of

HK$67,008.00 above expressed to be paid by

Tenant to the Landlord hereunder.

) ) ) ) ) ) ) ) )	HK$555,728.00 - - - - - - - - - -

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